Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109185, 333-118764, 333-52852, 333-132100, 333-161516, 333-75243, 333-185757, and 333-221833 on Form S-8 and Registration Statement Nos. 333-228062 and 333-228244 on Form S-3 of our reports dated August 1, 2019, relating to the consolidated financial statements and the related notes of Microsoft Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2019.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

August 1, 2019